NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788
STRATUS PROPERTIES INC. REPORTS
YEAR ENDED DECEMBER 31, 2018 RESULTS

AUSTIN, TX, March 18, 2019 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company with multi-family and single-family residential real estate development, real estate leasing, hotel and entertainment businesses in the Austin, Texas area and other select, fast-growing markets in Texas, today reported year ended December 31, 2018 results.
Financial Highlights:

•	Net loss attributable to common stockholders totaled $4.0 million, $0.49 per share, for 2018, compared with net income attributable to common stockholders of $3.9 million, $0.47 per share, for 2017.

•
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) totaled $10.8 million for 2018, compared with $9.7 million for 2017. For a reconciliation of net (loss) income attributable to common stockholders to Adjusted EBITDA, see the supplemental schedule, “Adjusted EBITDA,” on page V.

•
Real estate operations revenues increased by 51 percent to $16.8 million and operating income increased by 150 percent to $1.3 million. During 2018, Stratus sold 17 developed properties for a total of $16.5 million, including 3 Amarra Drive Phase II lots, 9 Amarra Drive Phase III lots, 4 Amarra Villas townhomes and 1 condominium at the W Austin Hotel & Residences.

•
Increased aggregate borrowing capacity of revolving credit facility with Comerica Bank from $52.5 million to $60.0 million and extended maturity date from November 30, 2018 to June 29, 2020. As of December 31, 2018, consolidated debt totaled $295.5 million and consolidated cash totaled $19.0 million, with $7.6 million available under Stratus’ credit facility.

•	Capital expenditures and purchases and development of real estate increased to $105.6 million in 2018, compared with $48.5 million in 2017, primarily reflecting investment in development projects.
Operational Highlights:

•
Completed construction of the first phase at Lantana Place, a mixed-use development in southwest Austin, and the first phase of the retail component of Jones Crossing, a mixed-use development in College Station.

•
Substantially completed construction of Santal Phase II, a 212-unit multi-family project located directly adjacent to the previously completed Santal Phase I, a 236-unit multi-family project, in Barton Creek. As of December 31, 2018, 33 percent of Phase II’s total units were leased and 95 percent of Phase I was leased.

•	Obtained project financing and commenced construction of The Saint Mary, a 240-unit luxury garden-style apartment project in the Circle C community.

•	Purchased a 54-acre tract of land, obtained project financing and commenced construction of Kingwood Place, an H-E-B, L.P. (HEB)-anchored, mixed-use project in Kingwood, Texas.

•	In partnership with HEB, purchased a 38-acre tract of land in New Caney, Texas, for the future development of an HEB-anchored, mixed-use project.

•
As of December 31, 2018, had executed commercial leases for (1) 68 percent of West Killeen Market, an HEB-anchored retail development project, (2) 71 percent of the retail space at Lantana Place as well as a ground lease for an AC Hotel by Marriott, and (3) 87 percent of the retail space at Jones Crossing.

William H. Armstrong III, Chairman, President and Chief Executive Officer, stated, “We remained focused on execution of our strategy throughout 2018 and made significant progress in advancing our active development projects on schedule and within budget. We completed construction of the initial phases of Lantana Place and Jones Crossing and substantially completed construction of Santal Phase II. We obtained construction financing and broke ground on The Saint Mary and Kingwood Place projects. In addition, we expanded our portfolio of development projects with the addition of Kingwood Place and New Caney.”

Armstrong continued, “The city of Austin continues to flourish. Despite the increased competition from new hotels in downtown Austin, the W Austin Hotel and our entertainment venues finished the year strong. As a diversified real estate company with a strong reputation and solid relationships in our markets, we are pleased to see high-profile tech companies expand into and drive excellent growth opportunities in Austin and beyond. Looking ahead to 2019, our full cycle active development program of acquiring, developing and stabilizing, and then preparing properties for sale or refinancing remains the focus of our strategy. We currently have projects in each of these stages and we are well positioned to take advantage of favorable market conditions in Texas generally, and in Austin in particular, in order to create value for our stockholders.”

Summary Financial Results

	Years Ended December 31,
	2018		2017
	(In Thousands, Except Per Share Amounts)
Revenues
Real estate operations	$16,831		$11,144
Leasing operations	11,319		8,856
Hotel	38,222		38,681
Entertainment	22,691		23,232
Corporate, eliminations and other	(1,463)		(1,573)
Total Consolidated Revenue	$87,600		$80,340

Operating income (loss):
Real estate operations	$1,305	[a]	$522
Leasing operations	2,897		24,217	[b]
Hotel	6,348		6,553
Entertainment	3,426		4,045
Corporate, eliminations and other	(11,803)		(12,100)
Total Consolidated Operating Income	$2,173		$23,237

Net (loss) income attributable to common stockholders[c]	$(3,982)	[d]	$3,879

Diluted net (loss) income per share	$(0.49)		$0.47

Dividends declared per share of common stock	$—		$1.00

Adjusted EBITDA	$10,803		$9,741

Capital expenditures and purchases and development of real estate properties	$105,592		$48,474

Diluted weighted average shares of common stock outstanding	8,153		8,171

a.	Includes $0.4 million of reductions to cost of sales associated with collection of prior-years’ assessments of properties in Barton Creek.

b.
Includes gains of $25.4 million ($16.4 million to net income attributable to common stockholders or $2.01 per share) associated with the recognition of the majority of the gain on the sale of The Oaks at Lakeway and the sale of a bank building and an adjacent undeveloped 4.1 acre tract of land in Barton Creek, partly offset by a charge of $2.5 million ($1.6 million to net income attributable to common stockholders or $0.20 per share) for profit participation associated with the sale of The Oaks at Lakeway.

c.	Includes tax charges totaling $0.2 million ($0.03 per share) for 2018 and $7.6 million ($0.93 per share) for 2017 associated with U.S. tax reform.

d.
Includes $1.15 million ($0.14 per share) from equity in unconsolidated affiliates’ income reflecting Stratus’ interest in Crestview Station. During 2018, Crestview Station sold its last tract of land and its multi-family entitlements.

The 51 percent increase in revenue and 150 percent increase in operating income from the Real Estate Operations segment in 2018, compared with 2017, primarily reflects higher revenues from the sales of higher priced residential units, including Amarra Villas townhomes and a W Austin Hotel & Residences condominium. Stratus sold three Amarra Drive Phase II lots, nine Amarra Drive Phase III lots, four Amarra Villas townhomes and one condominium at the W Austin Hotel & Residences for $16.5 million during 2018. Since December 31, 2018, Stratus closed on the sales of one Amarra Villas townhome and two Amarra Drive Phase III lots for $2.9 million. Ten Amarra Drive Phase III lots and one Amarra Villas townhome are currently under contract.

The 28 percent increase in revenue from the Leasing Operations segment for 2018, compared with 2017, primarily reflects the commencement of leases at Stratus’ recently completed properties, Lantana Place, West Killeen Market, Santal Phase I and Phase II, and Jones Crossing. The 88 percent decrease in operating income for 2018, compared with 2017, primarily reflects the 2017 recognition of a portion ($24.3 million) of the deferred gain associated with the sale of The Oaks at Lakeway. During 2017, Stratus also had a $2.5 million profit participation charge associated with the sale of the Oaks at Lakeway, partly offset by a $1.1 million gain on the sale of a 3,085-square-foot bank building and an adjacent 4.1 acre undeveloped tract of land in Barton Creek.

Revenue and operating income from the Hotel segment decreased slightly in 2018, compared with 2017, primarily as a result of a lower number of reservations made by large groups. Revenue per available room (RevPAR), which is calculated by dividing total room revenue by the average number of total rooms available during the year, was $245 in 2018, compared with $253 in 2017. According to a report published by the city of Austin’s hotel and motel association, between 2010 (the year the W Austin Hotel opened) and 2018, the central business district room count increased from 6,226 rooms to 10,660 rooms, or by 71 percent. While Stratus remains positive on the long-term outlook of the W Austin Hotel based on continued population growth and increased tourism in the Austin market, a continued increase in competition resulting from the anticipated opening of additional hotel rooms in downtown Austin during 2019 is expected to have an ongoing impact on Stratus’ hotel revenues.

The decrease in revenue and operating income from the Entertainment segment for 2018, compared with 2017, primarily reflects lower event attendance. The ACL Live venue hosted 240 events and sold approximately 285,900 tickets in 2018, compared with 224 events and the sale of approximately 297,100 tickets in 2017. As of February 28, 2019, ACL Live had events booked through December 2020. The ACL Live entertainment space is promoted through the broadcast of Austin City Limits by KLRU, a local public television station. In 2018, ACL Live extended its agreement with KLRU and Austin City Limits for an additional ten years. The 3TEN ACL Live venue hosted 216 events in 2018 with estimated attendance of 38,100, compared with 228 events in 2017 with estimated attendance of 40,600. As of February 28, 2019, 3TEN ACL Live had events booked through December 2019.

Debt and Liquidity
At December 31, 2018, consolidated debt totaled $295.5 million and consolidated cash totaled $19.0 million, compared with consolidated debt of $221.5 million and consolidated cash of $14.6 million at December 31, 2017.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $105.6 million for 2018, primarily related to the purchase of the Kingwood Place land and development of Santal Phase II, Lantana Place, Jones Crossing and The Saint Mary projects. This compares with $48.5 million for 2017, primarily for the development of Barton Creek properties, Lantana Place, Santal Phase II, West Killeen Market and Jones Crossing.

Stockholder Return
The cumulative total stockholder return of 45 percent on Stratus' common stock over the five years ending December 31, 2018, was comparable to the returns of the S&P 500 Index (50 percent) and the Dow Jones U.S. Real Estate Index (47 percent) and significantly exceeded the returns of a group of peer real estate-related companies, which had a 24 percent loss. The peer group is comprised of Alexander & Baldwin, Inc., Consolidated-Tomoka Land Co., Forestar Group Inc., The Howard Hughes Corporation, Maui Land & Pineapple Company, Inc., The St. Joe Company and Tejon Ranch Co. This comparison assumes $100.00 invested at December 31, 2013, with all dividends reinvested. The stock price performance is not necessarily indicative of future performance.

----------------------------------------------

Conference Call Information
Stratus will conduct an investor conference call to discuss its year ended December 31, 2018, financial and operating results today, March 18, 2019, at 11:00 a.m. ET. The public is invited to listen to the conference call by dialing (877) 418-4843 for domestic access and (412) 902-6766 for international access. A replay of the conference call will be available at the conclusion of the call for five days by dialing (877) 344-7529 for domestic access and by dialing (412) 317-0088 for international access. Please use replay ID: 10128653. The replay will be available on Stratus’ website at stratusproperties.com until March 23, 2019.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND REGULATION G DISCLOSURE.
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as statements regarding projections or expectations related to the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, plans to sell or refinance properties (including, but not limited to, Amarra Drive lots, Amarra Villas townhomes, West Killeen Market, the retail building at Barton Creek Village, The Saint Mary, and Santal), operational and financial performance, expectations regarding future cash flows, municipal utility district reimbursements for infrastructure costs, regulatory matters, leasing activities, estimated costs and timeframes for development and stabilization of properties, liquidity, tax rates, the impact of interest rate changes, capital expenditures, financing plans, possible joint venture, partnership, strategic relationships or other arrangements, Stratus’ projections with respect to its obligations under the master lease agreements entered into in connection with the sale of The Oaks at Lakeway, other plans and objectives of management for future operations and development projects, and future dividend payments and share repurchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements.

Under Stratus’ loan agreement with Comerica Bank, Stratus is not permitted to pay dividends on common stock without Comerica’s prior written consent. The declaration of dividends is at the discretion of Stratus’ Board of Directors (Board), subject to restrictions under Stratus’ loan agreement with Comerica Bank, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to refinance and service its debt, the availability and terms of financing for development projects and other corporate purposes, Stratus’ ability to enter into and maintain joint venture, partnership, strategic relationships or other arrangements, Stratus’ ability to effect its business strategy successfully, including its ability to sell properties at prices its Board considers acceptable, Stratus’ ability to obtain various entitlements and permits, a decrease in the demand for real estate in the Austin, Texas area and other select markets in Texas where Stratus operates, changes in economic, market and business conditions, reductions in discretionary spending by consumers and businesses, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, challenges associated with booking events and selling tickets and event cancellations at Stratus’ entertainment venues, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, Stratus’ ability to secure qualifying tenants for the space subject to the master lease agreements entered into in connection with the sale of The Oaks at Lakeway and to assign such leases to the purchaser and remove the corresponding property from the master leases, the failure to attract customers or tenants for its developments or such customers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, increases in interest rates and the phase out of the London Interbank Offered Rate, declines in the market value of Stratus’ assets, increases in operating costs, including real estate taxes and the cost of building materials and labor, changes in external perception of the W Austin Hotel, changes in consumer preferences, industry risks, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather-related risks, loss of key personnel, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission.

This press release also includes Adjusted EBITDA, which is not recognized under U.S. generally accepted accounting principles (GAAP). Stratus believes this measure can be helpful to investors in evaluating its business. Adjusted EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus’ recurring operating performance. Adjusted EBITDA is intended to be a performance measure that should not be regarded as more meaningful than a GAAP measure. Other companies may calculate Adjusted EBITDA differently. As required by SEC Regulation G, a reconciliation of Stratus’ net loss attributable to common stockholders to Adjusted EBITDA is included in the supplemental schedules of this press release.

Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the forward-looking statements are made, some of which Stratus may not be able to control. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus’ website, stratusproperties.com.
# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Years Ended December 31,
	2018		2017
Revenues:
Real estate operations	$16,800		$11,001
Leasing operations	10,389		7,981
Hotel	37,905		38,360
Entertainment	22,506		22,998
Total revenues	87,600		80,340
Cost of sales:
Real estate operations	15,277		10,378
Leasing operations	5,056		4,797
Hotel	28,160		28,478
Entertainment	17,089		17,121
Depreciation	8,571		7,853
Total cost of sales	74,153		68,627
General and administrative expenses	11,274		11,401
Profit participation in sale of The Oaks at Lakeway	—		2,538
Gain on sale of assets	—		(25,463)
Total	85,427		57,103
Operating income	2,173		23,237
Interest expense, net	(7,856)		(6,742)
Gain on interest rate derivative instruments	187		293
Loss on early extinguishment of debt	—		(532)
Other income, net	55		1,581
(Loss) income before income taxes and equity in unconsolidated affiliates’ income (loss)	(5,441)		17,837
Equity in unconsolidated affiliates’ income (loss)	1,150	[a]	(49)
Benefit from (provision for) income taxes	305		(13,904)
Net (loss) income	(3,986)		3,884
Net loss (income) attributable to noncontrolling interests in subsidiaries	4		(5)
Net (loss) income attributable to common stockholders	$(3,982)		$3,879

Net (loss) income per share attributable to common stockholders:
Basic	$(0.49)		$0.48
Diluted	$(0.49)		$0.47

Weighted-average shares of common stock outstanding:
Basic	8,153		8,122
Diluted	8,153		8,171

Dividends declared per share of common stock	$—		$1.00

a.	Represents Stratus’ interest in their unconsolidated affiliate, Crestview Station, and reflects the sale of Crestview Station’s last tract of land and its multi-family entitlements during 2018.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	December 31,
	2018		2017
ASSETS
Cash and cash equivalents	$19,004		$14,611
Restricted cash	19,915		24,779
Real estate held for sale	16,396		22,612
Real estate under development	136,678		118,484
Land available for development	24,054		14,804
Real estate held for investment, net	253,074		188,390
Deferred tax assets	11,834		11,461
Other assets	15,538		10,852
Total assets	$496,493		$405,993

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$20,602		$22,809
Accrued liabilities, including taxes	11,914		13,429
Debt	295,531		221,470
Deferred gain	9,270		11,320
Other liabilities	12,525		9,575
Total liabilities	349,842		278,603

Commitments and contingencies

Equity:
Stratus stockholders’ equity:
Common stock	93		93
Capital in excess of par value of common stock	186,256		185,395
Accumulated deficit	(41,103)		(37,121)
Common stock held in treasury	(21,260)		(21,057)
Total stockholders’ equity	123,986		127,310
Noncontrolling interests in subsidiaries	22,665	[a]	80
Total equity	146,651		127,390
Total liabilities and equity	$496,493		$405,993

a.
Includes $18.0 million of capital contributions from the Class B limited partners in the Kingwood Place and The Saint Mary limited partnerships and $4.6 million received from HEB for its contribution for the purchase of the land for the future New Caney project.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Years Ended December 31,
	2018	2017
Cash flow from operating activities:
Net (loss) income	$(3,986)	$3,884
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	8,571	7,853
Cost of real estate sold	10,283	5,774
Gain on sale of assets	—	(25,463)
U.S. tax reform charge	215	7,580
Gain on interest rate derivative contracts	(187)	(293)
Loss on early extinguishment of debt	—	532
Debt issuance cost amortization and stock-based compensation	1,859	1,573
Equity in unconsolidated affiliates’ (income) loss	(1,150)	49
Return on investment in unconsolidated affiliate	1,251	—
Increase (decrease) in deposits	507	(1,322)
Deferred income taxes, excluding U.S. tax reform charge	(588)	(1,675)
Purchases and development of real estate properties	(43,660)	(14,395)
Municipal utility districts reimbursements	—	13,799
(Increase) decrease in other assets	(4,038)	4,750
(Decrease) increase in accounts payable, accrued liabilities and other	(966)	10,126
Net cash (used in) provided by operating activities	(31,889)	12,772

Cash flow from investing activities:
Capital expenditures	(61,932)	(34,079)
Proceeds from sales of assets	—	117,261
Payments on master lease obligations	(2,112)	(2,196)
Return of investment in (investment in) unconsolidated affiliates	26	(37)
Net cash (used in) provided by investing activities	(64,018)	80,949

Cash flow from financing activities:
Borrowings from credit facility	34,436	47,200
Payments on credit facility	(9,981)	(67,981)
Borrowings from project loans	56,999	15,793
Payments on project and term loans	(6,693)	(64,761)
Cash dividend paid	(32)	(8,133)
Stock-based awards net payments	(131)	(235)
Noncontrolling interests’ contributions	22,589	—
Financing costs	(1,751)	(1,703)
Net cash provided by (used in) financing activities	95,436	(79,820)
Net (decrease) increase in cash, cash equivalents and restricted cash	(471)	13,901
Cash, cash equivalents and restricted cash at beginning of year	39,390	25,489
Cash, cash equivalents and restricted cash at end of year	$38,919	$39,390

III

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus currently has four operating segments: Real Estate Operations, Leasing Operations, Hotel and Entertainment.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed for sale, under development and available for development), which includes its properties in Austin, Texas (the Barton Creek community, including a portion of Santal Phase II still under development; the Circle C community, including The Saint Mary; the Lantana community, including a portion of Lantana Place still under development; and one condominium unit at the W Austin Hotel & Residences); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (a portion of Jones Crossing still under development); and in Magnolia, Texas (Magnolia), Kingwood, Texas (Kingwood Place) and New Caney, Texas (New Caney), located in the greater Houston area.

The Leasing Operations segment includes the office and retail space at the W Austin Hotel & Residences, Barton Creek Village, Santal Phase I, West Killeen Market in Killeen, Texas, and completed portions of the Santal Phase II, Lantana Place and Jones Crossing projects.

The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences in downtown Austin, Texas.

The Entertainment segment includes ACL Live, a live music and entertainment venue, and 3TEN ACL Live, both located at the W Austin Hotel & Residences. In addition to hosting concerts and private events, ACL Live is the home of Austin City Limits, the longest running music series in American television history.

Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus’ operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.

Segment information presented below was prepared on the same basis as Stratus’ consolidated financial statements (in thousands).

	Real Estate Operations[a]		Leasing Operations	Hotel	Entertainment	Eliminations and Other[b]	Total
Year Ended December 31, 2018:
Revenues:
Unaffiliated customers	$16,800		$10,389	$37,905	$22,506	$—	$87,600
Intersegment	31		930	317	185	(1,463)	—
Cost of sales, excluding depreciation	15,276	[c]	5,088	28,312	17,702	(796)	65,582
Depreciation	250		3,334	3,562	1,563	(138)	8,571
General and administrative expenses	—		—	—	—	11,274	11,274
Operating income (loss)	$1,305		$2,897	$6,348	$3,426	$(11,803)	$2,173
Capital expenditures and purchases and development of real estate properties	$43,660		$60,759	$775	$398	$—	$105,592
Total assets at December 31, 2018	177,617		175,889	100,248	35,899	6,840	496,493

IV

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS (continued)

	Real Estate Operations[a]	Leasing Operations		Hotel	Entertainment	Eliminations and Other[b]	Total
Year Ended December 31, 2017:
Revenues:
Unaffiliated customers	$11,001	$7,981		$38,360	$22,998	$—	$80,340
Intersegment	143	875		321	234	(1,573)	—
Cost of sales, excluding depreciation	10,377	4,829		28,584	17,719	(735)	60,774
Depreciation	232	2,693		3,544	1,523	(139)	7,853
General and administrative expenses	—	—		—	—	11,401	11,401
Profit participation	—	2,538		—	—	—	2,538
Loss (gain) on sales of assets	13	(25,421)	[d]	—	(55)	—	(25,463)
Operating income (loss)	$522	$24,217		$6,553	$4,045	$(12,100)	$23,237
Capital expenditures and purchases and development of real estate properties	$14,395	$33,290		$506	$283	$—	$48,474
Total assets at December 31, 2017	189,832	71,851		102,491	35,446	6,373	405,993

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes consolidated general and administrative expenses and eliminations of intersegment amounts.

c.	Includes $0.4 million of reductions to cost of sales associated with collection of prior-years’ assessments of properties in Barton Creek.
d.Includes $24.3 million associated with recognition of the majority of the gain on the sale of The Oaks at Lakeway.

RECONCILIATION OF NON-GAAP MEASURE
ADJUSTED EBITDA

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (U.S. generally accepted accounting principles) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use Adjusted EBITDA, management believes that Stratus’ presentation of Adjusted EBITDA affords them greater transparency in assessing Stratus’ financial performance. This information differs from net (loss) income attributable to common stockholders determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus’ consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus’ net (loss) income attributable to common stockholders to Adjusted EBITDA follows (in thousands).

	Years Ended
	December 31,
	2018	2017
Net (loss) income attributable to common stockholders	$(3,982)	$3,879
Depreciation	8,571	7,853
Interest expense, net	7,856	6,742
(Benefit from) provision for income taxes	(305)	13,904
Profit participation in sale of The Oaks at Lakeway	—	2,538
Gain on sales of assets	—	(25,463)
Equity in unconsolidated affiliates’ (income) loss	(1,150)	49
Gain on interest rate derivative instruments	(187)	(293)
Loss on early extinguishment of debt	—	532
Adjusted EBITDA	$10,803	$9,741

V